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                  BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
                ANNOUNCES FILING FOR CASINO LICENSE IN ST. CROIX


         Black Hawk, Colorado, July 22 -Black Hawk Gaming & Development Company, Inc. (Nasdaq NMS: BHWK), owner and operator of the Gilpin Hotel Casino and 75 percent owner and operator of The Lodge Casino at Black Hawk, both located in Black Hawk, Colorado, today announced that it has filed for a casino license in St. Croix, U.S. Virgin Islands.

         The Company has filed for a Class III gaming license in St. Croix calling for the development of a project which will offer a minimum of 200 hotel rooms, indoor public space of 7,000 square feet, banquet facilities for a minimum of 500 persons and a casino with a minimum area of 7,000 square feet. The Company expects to develop this project in the historic downtown district of the town of Christiansted.

         The Company has entered into a joint venture and development agreement with certain private companies in St. Croix known as the DCI group. The DCI Group will contribute the King's Alley Hotel (35 rooms) and the King's Alley Walk (20,000 square feet of retail space) to the joint venture and the joint venture has an option to a long term lease, which includes an option to purchase the nearby Hamilton House. Assuming successful resolution of several development related issues, it is anticipated that the Hamilton House will be renovated and converted into a mixed use facility comprising a casino, additional hotel rooms, retail and commercial space. The project has also identified three other nearby properties that it is negotiating to acquire and integrate into additional hotel space.

         Completion of the project is subject to several conditions, including modification and the successful restructuring of existing indebtedness on the project on terms and conditions satisfactory to the Company, acquisition of additional financing, including the sale of certain historic tax credits, regulatory approvals and successful resolution to several development related issues.

Black Hawk Gaming's Chairman and CEO, Jeffrey P. Jacobs said "We have filed for this casino license after extensive negotiations with the local government and representatives of the Casino Commission. We expect approval of this license soon and would like to begin the development process as quickly as possible. This project fits well within our corporate plan for growth. It is a niche market requiring management expertise involving historical preservation considerations, catering to the locals market as well as developing a tourist market. This is what we have done well in Black Hawk, Colorado with our two operating casinos. I believe this project has the potential to provide our company with a strong return on its investment."

Black Hawk Gaming recently acquired 100% ownership of the Gilpin Hotel Casino and opened its second casino, The Lodge Casino at Black Hawk on June 24, 1998. Both facilities are in Black Hawk, Colorado and make the Company the largest operator in Black Hawk, with over 1,200 gaming devices under management in the combined facilities.